NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2015

(La Jolla, California) - August 10, 2015 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported shareholders’ equity of $360.8 million ($15.68 per share) at June 30, 2015, compared to $425.5 million ($18.50 per share) at December 31, 2014. Reported book value per share decreased by $2.82 during the first six months of 2015.

Second Quarter Segment Results of Operations

For the second quarter of 2015, we reported a net loss of $49.8 million ($2.17 per share), compared to net income of $1.8 million ($0.08 per share) in the second quarter of 2014. Our second quarter segment results of operations are as follows (in thousands):

	Three Months Ended June 30,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$513	$241
Real estate operations	54,786	63,651
Corporate	(20,191)	3,671
Total revenue	$35,108	$67,563

Loss before taxes by operating segment:
Water resource and water storage operations	$(1,249)	$(1,850)
Real estate operations	(1,721)	821
Corporate	(23,861)	(923)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(26,831)	(1,952)
Benefit for federal, foreign, and state income taxes	(2,731)	(91)
Equity in loss of unconsolidated affiliate	(998)	(681)
Loss from continuing operations	(25,098)	(2,542)
Income (loss) from discontinued agribusiness operations, net of tax	(8,813)	4,451
Impairment loss on classification of assets as held for sale	(16,903)
Net income (loss) from discontinued agribusiness operations, net of tax	(25,716)	4,451
Net income (loss)	(50,814)	1,909
Net (income) loss attributable to noncontrolling interests	1,044	(71)
Net income (loss) attributable to PICO Holdings, Inc.	$(49,770)	$1,838

First Six Month Segment Results of Operations

For the first six months of 2015, we reported a net loss of $66.6 million ($2.90 per share), compared to a net loss of $11.4 million ($0.50 per share) in the first six months of 2014. Our six months segment results of operations are as follows (in thousands):

	Six Months Ended June 30,
	2015	2014
Revenue by operating segment:
Water resource and water storage operations	$723	$377
Real estate operations	98,466	89,417
Corporate	(18,758)	4,178
Total revenue	$80,431	$93,972

Loss before taxes by operating segment:
Water resource and water storage operations	$(2,741)	$(3,834)
Real estate operations	(5,500)	(5,456)
Corporate	(27,672)	(4,160)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(35,913)	(13,450)
Benefit for federal, foreign, and state income taxes	(2,970)	(355)
Equity in loss of unconsolidated affiliate	(1,481)	(1,160)
Loss from continuing operations	(34,424)	(14,255)
Income (loss) from discontinued agribusiness operations, net of tax	(19,295)	259
Impairment loss on classification of assets as held for sale	(16,903)
Net income (loss) from discontinued agribusiness operations, net of tax	(36,198)	259
Net loss	(70,622)	(13,996)
Net loss attributable to noncontrolling interests	4,027	2,587
Net loss attributable to PICO Holdings, Inc.	$(66,595)	$(11,409)

PICO’s President and Chief Executive Officer, John Hart, commented:

“The operating loss and the decline in book value in the second quarter are largely the result of the sale of Northstar, which conducted our agribusiness operations, and an impairment loss on our investment in Mindjet.

“We closed on the sale of Northstar on July 31. The sales price was $127 million, which after estimated adjustments for working capital balances and other closing costs resulted in an impairment loss of $16.9 million in addition to the operating loss for the second quarter of $8.8 million. After repayment of outstanding debt and selling and other related costs of the sale, the Company received net proceeds of $18.4 million on the date of close. Including cash that was not part of the sale, the discontinued agribusiness operation had $22.6 million in total cash after the transaction. The net proceeds are subject to any final adjustments within 90 days of the sale. While there were good reasons for investing in Northstar when we did, and the management team performed well under difficult circumstances, it clearly did not generate the results we had expected.

“We also recorded a net of tax write down of our investment in Mindjet of approximately $18 million. The write down reflects the fact that our investment is now pushed further down the waterfall on any monetization event due to additional funding Mindjet has required in the third quarter. We chose not to participate in this additional funding. We had previously recorded a net of tax positive adjustment to estimated fair value of $15 million when our original investment in Spigit was merged with Mindjet in the third quarter 2013.

“In July, Vidler sold all of its remaining transferable groundwater rights in Arizona for proceeds of $3.4 million. Our remaining assets in Arizona now consist of over 400,000 net recharge credits, located in the Phoenix Active Management Area and in the Harquahala Valley, and our recharge site in Harquahala. Employment, wages, and Real estate activity, in Vidler’s markets show continued improvement. We are pleased with the trends and optimistic about the attendant value creation in the Vidler asset.

“UCP continues to grow its revenue from homebuilding operations as it increases its average number of selling communities. For the second quarter of 2015 as compared to the same period in 2014, UCP’s net new home orders improved 54.9% to 206 units. Unit backlog increased 121% to 274 units or on a dollar basis expanded to $112.1 million, compared to $39.7 million. UCP is also focused on establishing a more efficient cost base to leverage its rising community count and net home orders. We are pleased to see that this focus appears to be paying off. The loss for the second quarter of 2015 narrowed to $1.5 million compared to a loss of $4.2 million in the first quarter of 2015.”

Hart concluded: “Our board and management team are, however, moving with urgency to maximize the value of our assets and to return it to shareholders in the form of share repurchases as appropriate and when possible.”

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
June 30, 2015
Water resource and water storage operations	$204.7
Real estate operations	129.2
Corporate	(6.1)
Discontinued agribusiness operations	33.0
Shareholders’ equity	$360.8

PICO Holdings is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

As of June 30, 2015, our three major businesses were:

•	Vidler Water Company, Inc., a water resource development business;

•
a 57.2% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee; and

•
an 87.7% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation. Northstar is classified as discontinued agribusiness operations in the quarterly financial statements filed on Form 10-Q for the quarterly period ended June 30, 2015. We completed the sale of substantially all of the assets of PICO Northstar Hallock, LLC on July 31, 2015.

OTHER INFORMATION

At June 30, 2015, PICO Holdings, Inc. had a market capitalization of $338.8 million, and 23,017,830 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the expected results of our business segments, the timing of anticipated milestones or events, progress in UCP’s business, the cash proceeds from the sale of Northstar, the value creation in the Vidler assets, the commencement of a share repurchase program, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Lisa Mueller
310-622-8231
Jacques Dubois
310-622-8235

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